Filed Pursuant to Rule 424(b)5
Registration No. 333-206659

PROSPECTUS

$50,000,000
Common Stock
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We have entered into an at market issuance sales agreement, or sales agreement, with MLV & Co., LLC, or MLV, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock from time to time through MLV having an aggregate offering price of up to $50.0 million.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GERN.” On September 11, 2015, the last reported sale price of our common stock on The NASDAQ Global Select Market was $3.53 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. MLV will act as sales agent on a best efforts basis using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between MLV and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to MLV for sales of common stock sold pursuant to the sales agreement is an aggregate of up to 3.0% of the gross proceeds of the sales price per share. In connection with the sale of the common stock on our behalf, MLV will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of MLV will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to MLV with respect to certain liabilities, including liabilities under the Securities Act.

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Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is September 11, 2015.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the specific terms of the common stock we are offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and MLV has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLV is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Geron Corporation

Overview

Geron is a clinical stage biopharmaceutical company focused on the development of a telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. The discovery and early development of imetelstat, our sole product candidate, was based on our core expertise in telomerase and telomere biology. Telomerase is an enzyme that enables cancer cells, including malignant progenitor cells, to maintain telomere length, which provides them with the capacity for limitless, uncontrolled proliferation. Using our proprietary nucleic acid chemistry, we designed imetelstat to be an oligonucleotide that targets and binds with high affinity to the active site of telomerase, thereby directly inhibiting telomerase activity and impeding malignant cell proliferation. Molecular responses in essential thrombocythemia, or ET, and remission responses, including reversal of bone marrow fibrosis, in myelofibrosis, or MF, suggest imetelstat has disease modifying activity by inhibiting the progenitor cells of the malignant clone for the underlying disease in a relatively selective manner.

On November 13, 2014, we entered into an exclusive collaboration and license agreement, or the Collaboration Agreement, with Janssen Biotech, Inc., or Janssen, to develop and commercialize imetelstat worldwide for all indications in oncology, including hematologic myeloid malignancies, and all other human therapeutic uses. The Collaboration Agreement became effective on December 15, 2014 and we received $35 million from Janssen as an upfront payment. Additional consideration under the Collaboration Agreement includes payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales.

Under the Collaboration Agreement, Janssen is responsible for the development, manufacturing and commercialization of, and seeking regulatory approval for imetelstat worldwide. Development of imetelstat will proceed under a mutually agreed clinical development plan, which includes two Phase 2 studies to be pursued initially, one in MF, referred to as the Initial Phase 2 MF Study, and one in myelodysplastic syndrome, or MDS, referred to as the Initial Phase 2 MDS Study. Janssen opened the Initial Phase 2 MF Study, named the IMbarkTM Study, to enrollment in July 2015. We expect Janssen to initiate the Initial Phase 2 MDS Study by the end of 2015. In addition, the clinical development plan may also include additional, possible registration studies in MF and MDS, and possible exploratory Phase 2 and potential follow on Phase 3 studies in acute myelogenous leukemia.

On June 11, 2015, the United States Food and Drug Administration, or FDA, granted orphan drug designation to imetelstat for the treatment of MF. Orphan drug designation qualifies the sponsor of the drug for various development incentives under the Orphan Drug Act, or ODA, including, if regulatory approval is received, seven years of market exclusivity with certain limited exceptions, exemption from FDA application fees and certain tax credits for qualified clinical testing. The granting of orphan drug designation does not alter the standard regulatory requirements and process for obtaining marketing approval. The safety and effectiveness of a drug must be established through adequate and well-controlled studies. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

We are subject to risks common to companies in our industry and at our stage of development, including but not limited to risks related to our research and development efforts, our dependence on Janssen or the development, regulatory approval, manufacture and commercialization of our sole product candidate, imetelstat, need for future capital, uncertainty of preclinical or clinical trial results or regulatory approvals or clearances, the future development of imetelstat, including any future efficacy or safety results that cause the benefit-risk profile of imetelstat to become unacceptable, enforcement of our patent and proprietary rights, reliance upon our collaborators, investigators, and other third parties, potential competition and other risks. We do not expect to receive revenues or royalties based on therapeutic products for a number of years, if at all.

Company Information

We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025 and our telephone number is (650) 473-7700.

Our website address is www.geron.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Unless the context indicates otherwise, as used in this prospectus, the terms “Geron,” “Geron Corporation,” “we,” “us” and “our” refer to Geron Corporation, a Delaware corporation.

The Offering

Common stock offered by us	In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock from time to time through MLV having an aggregate offering price of up to $50.0 million.

Manner of offering	“At the market” offering that may be made from time to time through MLV as our sales agent. See “Plan of Distribution” on page 10.

Use of Proceeds

We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to fund research and development activities to support our imetelstat collaboration with Janssen and to fund general and administrative activities. We may also use a portion of the net proceeds from this offering to potentially in-license or acquire other oncology products, programs or companies to diversify our business. See “Use of Proceeds” on page 6 of this prospectus.

Risk Factors

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GERN.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the section “Risk Factors” contained in our Quarterly Report for the period ended June 30, 2015, which are incorporated by reference into this prospectus in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with other information in this prospectus, the information and documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering prices per share in this offering may exceed the net tangible book value per share of our common stock. Assuming that an aggregate of 16,233,766 shares of our common stock are sold at a price of $3.08 per share pursuant to this prospectus, which was the last reported sale price of our common stock on The NASDAQ Global Select Market on August 21, 2015, for aggregate gross proceeds of $50.0 million, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $2.12 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2015 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectuses that we may authorize for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	changes or delays in our and Janssen’s development plans for imetelstat, including changes which may result from any future clinical holds on the investigational new drug applications for imetelstat;

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the progress, timing, magnitude, scope and costs of clinical development, manufacturing and commercialization for imetelstat, including the number of indications being pursued, subject to permission from the FDA and other regulatory agencies;

●	Janssen’s ability to consistently and reproducibly manufacture imetelstat;

●	the time and costs involved in obtaining regulatory clearances and approvals in the United States and in other countries;

●	Janssen’s ability to successfully market and sell imetelstat, upon any regulatory approval or clearance, in the United States and other countries;

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the achievement of development, regulatory and commercial milestones resulting in the payment to us from Janssen under the Collaboration Agreement and the timing of receipt or recognition of such payments, if any;

●	the timing, receipt and amount of royalties under the Collaboration Agreement on worldwide net sales of imetelstat, upon regulatory approval or clearance, if any;

●	the implementation of our corporate strategy, including our ability to in-license or acquire any new product candidates, programs or companies to diversify our business;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the size and timing of expenditures and whether there are unanticipated expenditures;

●	our requirements for additional capital;

●	our estimates regarding the sufficiency of our cash resources and our use of the net proceeds from this offering; and

●	our future financial performance.

In some cases, you can identify forward-looking statements by terms such as “may,” “plan,” “intend,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the headings “Risk Factors” on page 4 of this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including but not limited to fund research and development activities to support our imetelstat collaboration with Janssen and to fund general and administrative activities. We may also use a portion of the net proceeds from this offering to potentially in-license or acquire other oncology products, programs or companies to diversify our business.

The amounts and timing of our use of the net proceeds from this offering, if any, will depend on a number of factors, such as the timing and progress of the imetelstat development program under the Collaboration Agreement with Janssen, the timing and progress of any potential acquisition or in-licensing efforts and the availability and cost of other capital. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of June 30, 2015 was approximately $118.4 million, or $0.75 per share.

After giving effect to the sale of our common stock during the term of the sales agreement with MLV in the aggregate amount of $50,000,000 at an assumed offering price of $3.08 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on August 21, 2015, and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value as of June 30, 2015 would have been $167.0 million, or $0.96 per share of common stock. This represents an immediate increase in the net tangible book value of $0.21 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.12 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$3.08
Net tangible book value per share as of June 30, 2015	$0.75
Increase in net tangible book value per share attributable to this offering	$0.21
As adjusted net tangible book value per share as of June 30, 2015, after
giving effect to this offering		$0.96
Dilution per share to new investors purchasing shares in this offering		$2.12

The table above assumes for illustrative purposes that an aggregate of 16,233,766 shares of our common stock are sold during the term of the sales agreement with MLV at a price of $3.08 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on August 21, 2015, for aggregate gross proceeds of $50,000,000. The shares subject to the sales agreement with MLV are being sold from time to time at various prices. An increase of $0.50 per share in the price at which the shares are sold from the assumed offering price of $3.08 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 during the term of the sales agreement with MLV is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.97 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $2.61 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.50 per share in the price at which the shares are sold from the assumed offering price of $3.08 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 during the term of the sales agreement with MLV is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.94 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.64 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The above discussion and table are based on 158,122,877 shares of our common stock issued and outstanding as of June 30, 2015 and exclude the following, all as of June 30, 2015:

●	18,249,993 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.29 per share;

●	537,893 shares of common stock issuable upon the exercise of an outstanding warrant with an exercise price of $3.98 per share; and

●	up to an aggregate of 12,611,453 shares of common stock reserved for future issuance under our 2011 Incentive Award Plan and 2014 Employee Stock Purchase Plan.

The number of shares of our common stock outstanding in the computations above includes 500 unvested shares of common stock issued as restricted stock awards and outstanding as of June 30, 2015.

To the extent that options or warrants outstanding as of June 30, 2015 have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, including for potential acquisition or in-licensing opportunities, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our restated certificate of incorporation, as amended, or the Restated Certificate, authorizes us to issue 300,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2015, 158,122,877 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary description of our capital stock is based on the provisions of our Restated Certificate, our amended and restated bylaws, or the Bylaws, and applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the applicable provisions of our Restated Certificate, our Bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our Restated Certificate and Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see "Where You Can Find More Information."

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock legally available for distribution to stockholders. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Pursuant to our Restated Certificate, our board of directors has the authority, without further action by our stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Anti-takeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Bylaws contain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

Our Restated Certificate limits the personal liability for monetary damages for breach of fiduciary duty of our directors to Geron and our stockholders to the fullest extent permitted by the Delaware General Corporation Law. The inclusion of this provision in our Restated Certificate may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty.

Our Restated Certificate provides that all stockholder action must be effected at a meeting of stockholders and not by a consent in writing. In addition, our Bylaws provide that special meetings of stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the chairman of the board of directors, the chief executive officer or president (in the absence of a chief executive officer), or at the request in writing of stockholders owning a majority of the amount of our entire capital stock issued and outstanding and entitled to vote. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals.

Our Bylaws provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of Geron may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare, Inc.

Listing on The NASDAQ Global Select Market

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GERN.”

PLAN OF DISTRIBUTION

We have entered into an at market issuance sales agreement, or sales agreement, with MLV & Co. LLC, or MLV, under which we may issue and sell shares of our common stock having aggregate sales proceeds of up to $50.0 million from time to time through MLV acting as agent. MLV may sell the common stock by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through The NASDAQ Global Select Market or any other existing trading market for the common stock in the United States or to or through a market maker. MLV may also sell the common stock in negotiated transactions, subject to our prior approval.

Each time we wish to issue and sell common stock under the sales agreement, we will notify MLV of the number of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed MLV, unless MLV declines to accept the terms of such notice, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of MLV under the sales agreement to sell our common stock are subject to a number of conditions that we must meet.

The settlement between us and MLV is generally anticipated to occur on the third trading day following the date on which the sale was made. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay MLV a commission equal to an aggregate of up to 3.0% of the gross proceeds we receive from the sales of our common stock. We also agreed to reimburse MLV for legal expenses incurred by it up to $20,000 in the aggregate. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of the common stock on our behalf, MLV will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of MLV will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to MLV with respect to certain civil liabilities, including liabilities under the Securities Act. We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $200,000.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all of our common stock provided for in this prospectus, (ii) August 28, 2018, or (iii) termination of the sales agreement as permitted therein. MLV may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change with respect to us that, in MLV’s sole judgment, makes it impracticable or inadvisable to market the shares, if there has occurred any material adverse change in the U.S. financial markets or international financial markets, or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, which in MLV’s sole judgment makes it impracticable or inadvisable to market the shares, if trading in the shares has been suspended or limited by the Securities Exchange Commission or The NASDAQ Global Select Market, or the Exchange, or if trading generally has been suspended or limited by Exchange, if any suspension of trading of any shares of the Company on any exchange or over-the-counter market shall have occurred and be continuing, if there is a major disruption of securities settlements or clearance services in the U.S. which shall be continuing, or if a banking moratorium has been declared in the U.S. Federal or New York authorities. We and MLV may each terminate the sales agreement at any time upon ten days prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information” below.

To the extent required by Regulation M under the Exchange Act, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

LEGAL MATTERS

Cooley LLP, San Francisco, California, has passed upon the validity of the common stock offered by this prospectus. LeClairRyan, A Professional Corporation, New York, New York, is counsel for MLV in connection with this offering.

EXPERTS

The consolidated financial statements of Geron Corporation appearing in Geron’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-20859):

●	Geron’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 11, 2015;
●	Geron’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed with the SEC on May 7, 2015 and August 5, 2015, respectively;
●	Geron’s Current Reports on Form 8-K filed with the SEC on March 3, 2015 (other than the information furnished under Item 2.02 and the related exhibit), May 22, 2015 and August 28, 2015;
●

the information specifically incorporated by reference into Geron’s 2014 Annual Report on Form 10-K referred to above from Geron’s revised definitive proxy statement relating to Geron’s 2015 annual meeting of stockholders, filed with the SEC on April 3, 2015; and

●	the description of Geron’s common stock set forth in Geron’s registration statement on Form 8-A, filed with the SEC on June 13, 1996.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until the termination of the offering of the common stock covered by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Stephen Rosenfield, General Counsel and Corporate Secretary, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025, telephone: (650) 473-7700.

$50,000,000

Common Stock

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Prospectus
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September 11, 2015